Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our report dated July 23, 2012 relating to db-X 2010 Target Date Fund, db-X 2020 Target Date Fund, db-X 2030 Target Date Fund, db-X 2040 Target Date Fund, and db-X In-Target Date Fund for the fiscal year ended May 31, 2012 which are incorporated by reference in this Post Effective Amendment No. 8 Registration Statement (Form N-1A No. 333-139872) of db-X Exchange Traded Funds Inc.

/s/ Ernst & Young LLP

New York, New York

September 28, 2012